Exhibit 99.1

Bentley Park 2 Holland Way Exeter, NH 03833-2937 Tel: 603.658.6100 Fax: 603.658.6101/6102 www.bentleypharm.com	News Release
FOR IMMEDIATE RELEASE	Company Contact: Michael D. Price Vice President, Chief Financial Officer Bentley Pharmaceuticals, Inc. 603.658.6100 www.bentleypharm.com

Investor Relations Contacts: Linda Decker, V.P. – Investor Relations Jeff Myhre, V.P. – Editorial Porter, Le Vay & Rose, Inc. 212.564.4700 Tom Gibson – Media Relations 201.476.0322

BENTLEY PHARMACEUTICALS REPORTS 40% INCREASE IN FIRST QUARTER 2005 REVENUES

– First Quarter 2005 Revenues Grow 34% in Constant Currency to $24.2 Million –

– Diluted Earnings Per Share Increase 150% Over Prior Year First Quarter to $0.10 –

Exeter, NH, May 4, 2005 – Bentley Pharmaceuticals, Inc. (NYSE: BNT), a technology-based specialty pharmaceutical and drug delivery company with a growing branded and generic product line in Europe, today announced financial results for its first quarter ended March 31, 2005.

Total revenues grew 40% to $24.2 million in the first quarter of 2005, compared with $17.3 million in the first quarter of 2004.  In constant currency, revenues increased 34%.  Net product sales grew 40% to $23.3 million in the first three months of 2005 from $16.6 million in the same period of the prior year (34% growth in constant currency).  Licensing and collaboration revenues climbed 39% to approximately $1.0 million in the first quarter of 2005 from approximately $700,000 in the same period of the prior year.

A number of factors contributed to these better-than-expected results:

•                  Continuing sales volume growth in Spain, including strong sales of omeprazole, simvastatin, Codeisan, and enalapril;

•                  The strengthening of the Euro in relation to the US Dollar over the past year, which increased quarterly revenues by approximately $1.1 million;

•                  Continuing growth in pharmaceutical sales to licensees and others, both in Spain and outside of Spain; and

•                  Increasing royalties from sales of Testim®, the first marketed product to incorporate Bentley’s CPE-215 drug delivery technology – Testim has captured approximately 13% of its market.

Sales to licensees and others, both in Spain and outside of Spain, grew 24% in the first quarter of 2005, reaching $6.8 million, driven largely by the Company’s growing product sales under its license and supply agreements.  The Company’s Spanish subsidiaries have now executed 129 license agreements, of which 67 cover actively marketed products that are generating revenues; the remaining 62 license agreements are for products that are awaiting regulatory approvals and are expected to generate a significant source of revenues in the future.

Operating income for the first quarter of 2005 more than doubled to $3.6 million, compared to $1.7 million in the same period of the prior year, as a result of the leverage provided by strong revenue growth. Net income for the first three months of 2005 totaled $2.2 million, or $0.10 per diluted common share, compared with net income of approximately $800,000, or $0.04 per diluted common share, in the first quarter of 2004.

James R. Murphy, president and CEO, stated, “We are pleased to report strong financial results in the first quarter of 2005, which reflect the hard work and perseverance that we put forth during 2004.  As I stated in our Annual Report to Shareholders, our efforts in 2004 were not always readily obvious or visible, but are now beginning to bear fruit.  We have entered into new collaborations in 2005 and have a substantial number of regulatory submissions pending approval.  We expect our growth to further accelerate in an aggressive expansion throughout Europe as more of our products are approved and patents of other companies’ products begin to expire, opening the doors for Bentley’s competing products.”

Michael D. Price, vice president and chief financial officer, commented, “With revenues and earnings continuing to grow, it is no surprise that our balance sheet remains strong.  Our assets total $123 million at quarter end.  We have approximately $36 million in cash and a healthy current ratio of 2.6:1.  Strong sales during the quarter resulted in growing receivable balances; however, we have reduced our trade and royalty receivables from 125 days of sales outstanding at year end to 99 days of sales outstanding at March 31, 2005.  Deferred income increased by $1.2 million during the first quarter of 2005, to $4.7 million, representing additional up-front payments that we have received from long-term licensing agreements, as well as growing royalties on sales of Testim.  The deferred revenues associated with our licensing agreements, while significant, are relatively immaterial when compared to the future revenues we expect to receive from sales of products to our licensees under those agreements. Cash flows from operations more than tripled to $4.5 million in the first quarter, further confirming that our business model is on track and very healthy.  Strong cash flows from operations should provide a greater than expected source of cash to help fund our capital expenditures planned for the balance of this year, as we prepare to expand our capacity and gear up for continuing growth in 2006 and 2007.

“The Spanish Ministry of Health has recently proposed a plan for nationwide expansion of a regional practice of filling prescriptions that do not specify a brand name or laboratory name with one of the lowest-priced generics then available.  This proposal, if enacted, will not require government-mandated price reductions as in the past.  We are positioned in the Spanish market with three subsidiaries to capture: (i) brand name sales; (ii) generic-equivalent sales; and (iii) lowest-priced generic sales. At least one of our subsidiaries has historically been positioned among the lowest-priced in order to compete for non-specified prescriptions. We constantly monitor the market, prices and our competitors’ activities, and occasionally adjust prices for competitive purposes. We are prepared to address the opportunities that this proposal will present as well.  We do not anticipate that this proposal will materially affect our 2005 revenues or profits because we expect that any voluntary downward adjustment in our selling prices will be offset by increases in volume and the benefits of other strategies that have been developed and are underway,” Mr. Price concluded.

Mr. Murphy continued, “We recently signed an insulin licensing agreement with Dong Sung Pharmaceutical Co. Ltd. of South Korea, which is focused on applying advanced technologies to pharmaceuticals and cosmetics. We found them to be a dynamic, researched-based, pharmaceutical company involved in areas such as respiratory diseases, oncology and diabetes.  Having recently completed an initial Phase II study of our intranasal formulation of insulin, we decided to team with Dong Sung, who will fund and conduct Phase III studies of our intranasal insulin product in Korea.  Additional preclinical and clinical work is scheduled and will precede the initiation of the Dong Sung Phase III program.  The data generated from the Dung Sung program could be very useful to Bentley in supplementing our regulatory filings in other territories. We have great expectations for this collaboration and for the product.  Successful completion of the Phase III study would not only provide us with a commercially powerful product, but also give us reason to believe that our platform technology may be used to deliver other peptides – meaning that other diseases could be treated by administering other therapeutic agents intranasally.”

He added, “In addition to our work with insulin, one of our Spanish subsidiaries, Laboratorios Davur, has recently received approval to market in Spain 1 mg, 3 mg and 6 mg generic dosage versions of risperidone, which belongs to a class of antipsychotic products used for treatment of schizophrenia. We already have a broad portfolio of anti-depressants, but risperidone will now provide us with the ability to compete in the antipsychotic market as well.”  We also recently received Spanish approval for additional dose levels of lisinopril for the treatment of high blood pressure, for which the Company had previously announced approval.”

Mr. Murphy also said, “On this side of the Atlantic we, along with our research partner - The University of New Hampshire, recently announced the discovery and synthesis of a thermodynamically stable, biodegradable NanocapletTM technology for the delivery of macromolecule therapeutics.  This proprietary Nanocaplet technology, which represents a significant advancement in drug delivery technology, was discovered as part of Bentley’s four-year sponsored research program with The University of New Hampshire Nanostructured Polymers Research Center.  This, in addition to our collaboration with Perrigo that we announced last year, illustrates our commitment to develop a presence in the North American market.”

Mr. Murphy concluded, “Our business in Spain is healthy, our expansion into other countries in the European Union is well underway, our American presence is being developed, and our drug delivery research is advancing.  So far, 2005 is meeting our expectations, and we firmly believe that the balance of the year will bring continued success from the execution of our business plan.”

Year to Date Accomplishments:

•                  Announced completion of Phase II study of intranasal insulin; results to be presented at a meeting of the American Diabetes Association;

•                  Entered into an agreement with Dong Sung Pharmaceutical Co. Ltd. of South Korea to fund and conduct Phase III studies of Bentley’s intranasal formulation of insulin;

•                  Received marketing authorization to sell generic risperidone in Spain;

•                  Announced invention of Nanocaplet drug delivery technology; and

•                  Entered into additional licensing and supply agreements in Europe.

Significant components of Bentley’s revenues for first quarter 2005 and 2004 are summarized below:

For the three months ended March 31, 2005:

(in thousands)	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$716	$4,120	$—	$—	$4,836	20%
Simvastatin	448	1,240	—	—	1,688	7%
Codeisan	1,369	—	—	—	1,369	6%
Enalapril	925	465	—	—	1,390	6%
Paroxetine	364	836	—	—	1,200	5%
All other products	2,628	2,639	112	576	5,955	24%
Sales to licensees and others	—	—	3,678	3,163	6,841	28%
Licensing and collaborations	—	—	95	870	965	4%
Total Revenues	$6,450	$9,300	$3,885	$4,609	$24,244	100%
% of Q-1 2005 Revenues	27%	38%	16%	19%	100%

For the three months ended March 31, 2004:

(in thousands)	Revenues Within Spain
				Revenues
	Branded	Generic		Outside of		% of Total
Product Line	Products	Products	Other	Spain	Total	Revenues
Omeprazole	$533	$3,288	$—	$—	$3,821	22%
Simvastatin	239	773	—	—	1,012	6%
Codeisan	903	—	—	—	903	5%
Enalapril	662	209	—	—	871	5%
Paroxetine	250	820	—	—	1,070	6%
All other products	1,704	1,693	—	—	3,397	20%
Sales to licensees and others	—	—	2,534	2,998	5,532	32%
Licensing and collaborations	—	—	142	554	696	4%
Total Revenues	$4,291	$6,783	$2,676	$3,552	$17,302	100%
% of Q-1 2004 Revenues	25%	39%	15%	21%	100%

Management will host a conference call to discuss the first quarter results and provide a business update at 10:00 a.m. Eastern Time on Thursday, May 5, 2005.  To participate on the live call, please dial (800) 299-0148 from the U.S. or, for international callers, please dial (617) 801-9711 (passcode #62978742), approximately 15 minutes prior to the scheduled start time.  A telephone replay will be available for 30 days by dialing (888) 286-8010 from the U.S. or (617) 801-6888 for international callers (passcode #91943032).  The conference call will also be broadcast live on the Internet and may be accessed via Bentley’s web site, www.bentleypharm.com.  Please go to the Company’s web site approximately 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.  A replay of the conference will also be available on Bentley’s web site for 30 days.

Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and pharmaceutical products. Bentley’s proprietary drug technologies enhance or facilitate the absorption of pharmaceutical compounds across various membranes. Bentley also manufactures and markets a growing portfolio of generic and branded pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and neurological diseases through its subsidiaries, Laboratorios Belmac, Laboratorios Davur and Laboratorios Rimafar; and manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.

Copies of Bentley Pharmaceuticals’ press releases and other information may be obtained through Bentley’s web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward looking statements, including without limitation, statements regarding Bentley’s anticipated cash flows and capital expenditures in 2005 and later years, the prospects for Bentley’s intranasal insulin, the potential development of other intranasal products, Bentley’s expectations for its business in Spain in response to government proposals, and the prospects for growth of its business.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to risks associated with the timing and results of clinical trials, efficacy and safety of our products, the timing and nature of regulatory approvals, expanding generic and branded drug operations, changes in third-party reimbursement and government mandates which impact pharmaceutical pricing, development and commercialization of our products, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, Bentley’s relationships with its strategic partners, the unpredictability of patent protection, technological changes, the effects of economic conditions, risks associated with international operations, and other uncertainties detailed in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission.  Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

(tables to follow)

Bentley Pharmaceuticals, Inc. and Subsidiaries

Consolidated Income Statements

	For the Three Months Ended March 31,
(in thousands, except per share data)	2005	2004
Revenues:
Net product sales	$23,279	$16,606
Licensing and collaboration revenues	965	696
Total revenues	24,244	17,302

Cost of net product sales	11,452	8,255

Gross profit	12,792	9,047

Operating expenses:
Selling and marketing	4,392	3,870
General and administrative	3,018	2,162
Research and development	1,351	995
Depreciation and amortization	384	347
Total operating expenses	9,145	7,374

Income from operations	3,647	1,673

Other income (expenses):
Interest income	161	110
Interest expense	(48)	(53)

Income before income taxes	3,760	1,730

Provision for income taxes	1,590	921

Net income	$2,170	$809

Net income per common share:
Basic	$0.10	$0.04
Diluted	$0.10	$0.04

Weighted average common shares outstanding:
Basic	21,316	20,597
Diluted	22,531	22,784

Bentley Pharmaceuticals, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)	March 31, 2005	December 31, 2004
Assets

Current assets:
Cash and cash equivalents	$35,756	$34,230
Marketable securities	500	528
Receivables, net	29,113	27,860
Inventories, net	9,613	10,258
Deferred taxes	499	479
Prepaid expenses and other	1,499	1,355
Total current assets	76,980	74,710

Non-current assets:
Fixed assets, net	30,087	30,849
Drug licenses and related costs, net	14,599	14,863
Restricted cash	1,000	1,000
Other	504	508
Total non-current assets	46,190	47,220
	$123,170	$121,930

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,575	$17,048
Accrued expenses	9,078	6,169
Short-term borrowings	2,470	2,754
Current portion of long-term debt	29	31
Deferred income	2,355	1,594
Total current liabilities	29,507	27,596

Non-current liabilities:
Deferred taxes	2,196	2,319
Long-term debt	331	349
Deferred income	2,374	1,944
Other	61	65
Total non-current liabilities	4,962	4,677

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $.02 par value, authorized 100,000 shares, issued and outstanding, 21,320 and 21,312 shares	426	426
Additional paid-in capital	140,477	140,418
Accumulated deficit	(58,739)	(60,909)
Accumulated other comprehensive income	6,537	9,722
Total stockholders’ equity	88,701	89,657
	$123,170	$121,930

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